Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Loren K. Jensen
Chief Financial Officer
TUESDAY MORNING CORPORATION
972/934-7299

Laurey Peat
LAUREY PEAT + ASSOCIATES
214/871-8787

TUESDAY MORNING CORPORATION

ANNOUNCES RECORD RESULTS FOR 2003

Company achieves 21% increase in EPS and 13% increase in sales

DALLAS, Feb. 24/PRNewswire-FirstCall/ — Tuesday Morning Corporation (Nasdaq: TUES) today reported net income of $53.7 million and earnings of $1.29 per fully diluted share for the year ending December 31, 2003. These results represent an increase of 21% from 2002 earnings of $1.07 per fully diluted share. The year-end results include a charge taken in the fourth quarter for early retirement of long-term debt. Excluding this charge, earnings would have been up 26% to $1.35 per fully diluted share in 2003 compared to the previous year. Net sales for the 2003, as previously reported, increased 13% to $822.6 million, up from $728.8 million in the prior year. Comparable store sales gains were 2.9% for 2003.

For the fourth quarter of 2003, Tuesday Morning reported net income of $34.9 million, or $0.83 per fully diluted share, an increase of 11% over earnings of $0.75 per fully diluted share in 2002. Excluding the early debt redemption charge taken in the fourth quarter, earnings would have been up 19% over the previous year to $0.89 cents per fully diluted share. For the fourth quarter of 2003, revenues increased 15% to a record $321.0 million, driven by a 3.2% gain in comparable store sales for the quarter.

“Tuesday Morning delivered consistent sales and earnings growth throughout 2003,” stated Kathleen Mason, President and Chief Executive Officer. “Our top-line growth benefited from both same-store sales gains and new store openings. An expansion in operating margin created even higher levels of growth in earnings per share. We are moving confidently into 2004 with a strong balance sheet and platform for growth.”

For fiscal year 2004, Tuesday Morning expects to open between 60 and 70 net new store locations and forecasts a total sales increase of approximately 14%, which includes an assumption of comparable same-store growth of 2% to 4% for the year.  Based on achieving its sales plan, Tuesday Morning estimates 2004 annual earnings per diluted share of $1.63 to $1.65.

About Tuesday Morning

Tuesday Morning is the leading closeout retailer of upscale, decorative home accessories and famous-maker gifts in the United States. The Company opened its first store in 1974 and operated 577 stores in 42 states at December 31, 2003. Tuesday Morning is nationally known for bringing its more than 7.1 million loyal customers a treasure hunt of high-end, first quality, brand name merchandise at prices 50% to 80% below department and specialty stores and catalogues.

This press release contains forward-looking statements, within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward- looking statements. Such risks and uncertainties include: the success of new store openings, competitive factors, access to merchandise and unanticipated changes in consumer demand and economic trends, as well as other risks detailed in the company’s filings with the Securities and Exchange Commission, including the Company’s Registration Statement on Form S-3 and Annual Report on Form 10-K for the period ending December 31, 2002.

Tuesday Morning Corporation

Consolidated Statement of Operations

	Three Months Ended December 31,			Full Year Ended December 31,
(In thousands, except per share data)	2003	2002	% Change	2003	2002	% Change

Net Sales	$320,980	$279,840	+15%	$822,646	$728,846	+13%
Cost of sales	193,856	171,486	+13%	513,097	461,317	+11%
Gross profit	127,124	108,354	+17%	309,549	267,529	+16%

Selling, general and administrative expenses	64,751	55,010	+18%	210,158	181,810	+16%

Operating income	62,373	53,344	+17%	99,391	85,719	+16%

Interest & other income(expense):
Loss on early extinguishment of debt	(3,854)	—	NM	(3,854)	—	NM
Interest expense	(2,132)	(2,695)	-21%	(9,274)	(13,775)	-33%
Interest income	34	69	-51%	95	263	-64%
Other income (expense), net	246	(485)	NM	896	(271)	NM
Interest & other income(expense)	(5,706)	(3,111)	+83%	(12,137)	(13,783)	-12%

Income before income taxes	56,667	50,233	+13%	87,254	71,936	+21%

Income taxes provision	21,762	19,253	+13%	33,593	27,855	+21%

Net income	$34,905	$30,980	+13%	$53,661	$44,081	+22%

Earnings Per Share:
Net income per common share:
Basic	$0.85	$0.77		$1.32	$1.10
Diluted	$0.83	$0.75		$1.29	$1.07

Weighted average number of common shares:
Basic	40,831	40,195		40,513	40,037
Diluted	41,866	41,226		41,442	41,238

Consolidated Balance Sheets

	December 31,
(in thousands)	2003	2002
Assets
Current assets:
Cash and cash equivalents	$23,536	$31,929
Inventories	143,023	134,947
Prepaid expenses and other assets	4,948	4,265
Deferred income taxes	5,106	2,934
Total current assets	176,613	174,075

Property and Equipment, net	74,875	67,496

Other long-term assets:
Deferred financing costs	907	2,879
Other assets	999	844

Total Assets	$253,394	$245,294

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion, long-term debt	$—	$650
Accounts payable	66,091	59,075
Accrued liabilities	36,321	25,790
Income taxes payable	13,247	13,365
Total current liabilities	115,659	98,880

Long-term debt, excluding current portion	—	72,574
Revolving credit facility, excl. current portion	—	—
Deferred taxes	5,641	4,665
Total Liabilities	121,300	176,119

Stockholders’ equity	132,094	69,175
	$253,394	$245,294

Tuesday Morning Corporation (continued)

Consolidated Statement of Cash Flows

	Twelve-Months Ended Dec 31,
(in thousands)	2003	2002

Net cash flows from operating activities:
Net income	$53,661	$44,081
Adjustments to reconcile net income to net cash (used in) operating activities:
Depreciation and amortization	9,883	7,591
Amortization of financing fees	702	2,353
Loss on early extinguishment of debt	3,854	—
Other non-cash charges	2,779	622
Net change in operating assets and liabilities	8,514	20,133

Net cash provided by operating activities	79,393	74,780

Net cash flows from investing activities:
Capital expenditures	(17,273)	(34,294)
Other	—	175

Net cash used in investing activities	(17,273)	(34,119)

Net cash flows from financing activities:
Proceeds from revolving credit facility	—	—
Repayment of long-term debt	(75,758)	(92,981)
Other	5,245	1,979

Net cash used in financing activities	(70,513)	(91,002)

Net decrease in cash and cash equivalents	(8,393)	(50,341)

Cash and cash equivalents, beginning of period	31,929	82,270

Cash and cash equivalents, end of period	$23,536	$31,929